As filed with the Securities and Exchange Commission on June 11, 2024

Registration No. 333-271723

333-272425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-271723

FORM S-3

REGISTRATION STATEMENT NO. 333-272425

UNDER

THE SECURITIES ACT OF 1933

WEWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1144904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

71 5th Avenue, 2nd Floor

New York, NY 10003

(646) 389-3922

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Tolley

Chief Executive Officer c/o WeWork Inc.

71 5th Avenue, 2nd Floor

New York, NY 10003

(646) 389-3922

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Sophia Hudson, P.C. Jennifer Lee, P.C. Alborz Tolou Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800	Pamela Swidler, Esq. WeWork Inc. 71 5th Avenue, 2nd Floor New York NY 10003

Approximate date of commencement of proposed sale of the securities to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by WeWork Inc. (the “Company”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

(1)

Registration Statement on Form S-3 (No. 333-271723), pertaining to the registration relating to (i) the issuance of up to 77,655,804 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company that may be issued upon exercise of warrants to purchase Class A Common Stock and (ii) the offer and sale, from time to time by the selling securityholders named therein of up to 2,483,839,097 shares of Class A Common Stock, and up to 5,411,333 warrants to purchase Class A Common Stock, which was filed with the SEC on May 8, 2023; and

(2)

Registration Statement on Form S-3 (No. 333-272425), pertaining to the registration relating to the offer and sale, from time to time by the selling securityholders named therein of up to 90,755,488 shares of Class A Common Stock, which was filed with the SEC on June 5, 2023.

As previously disclosed, on November 6, 2023, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption In re WeWork Inc., et. al., Case no. 23-19865 (JKS). On May 30, 2024, the Bankruptcy Court entered its order confirming the Third Amended Joint Chapter 11 Plan of Reorganization of WeWork Inc. and its Debtor Subsidiaries (the “Plan”), pursuant to chapter 11 of title 11 of the Bankruptcy Code. The Plan became effective on June 11, 2024.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 11, 2024.

WEWORK INC.

By:	/s/ Pamela Swidler
Name: Pamela Swidler
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.